UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               ZYMOGENETICS, INC.
     ----------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
     ----------------------------------------------------------------------
                         (Title of Class of Securities)

                                   98985T 10 9
                                   -----------
                                 (CUSIP Number)

                                December 31, 2002
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

---------------------------                          ---------------------------
CUSIP No. 98985T 10 9                13G             Page  2  of  10  Pages
          -----------                                     ---     ---
---------------------------                          ---------------------------
--------------------------------------------------------------------------------
    1 NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warburg, Pincus Equity Partners, L.P. - (IRS Identification
      No. 13-3986317)
--------------------------------------------------------------------------------
    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]

                                                               (b) [X]
--------------------------------------------------------------------------------
    3 SEC USE ONLY

--------------------------------------------------------------------------------
    4 CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5 SOLE VOTING POWER

                 0
             -------------------------------------------------------------------
 NUMBER OF     6 SHARED VOTING POWER
   SHARES
BENEFICIALLY     7,223,760
  OWNED BY   -------------------------------------------------------------------
    EACH       7 SOLE DISPOSITIVE POWER
 REPORTING
   PERSON        0
    WITH     -------------------------------------------------------------------
               8 SHARED DISPOSITIVE POWER

                 7,223,760
--------------------------------------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,223,760

--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      [ ]
--------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      15.8%
--------------------------------------------------------------------------------
   12 TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

                               Page 2 of 10 pages

---------------------------                          ---------------------------
CUSIP No. 98985T 10 9                13G             Page  3  of  10  Pages
          -----------                                     ---     ---
---------------------------                          ---------------------------
--------------------------------------------------------------------------------
    1 NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warburg Pincus & Co. - (IRS Identification No. 13-6358475)
--------------------------------------------------------------------------------
    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]

                                                               (b) [X]
--------------------------------------------------------------------------------
    3 SEC USE ONLY

--------------------------------------------------------------------------------
    4 CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5 SOLE VOTING POWER

                 0
             -------------------------------------------------------------------
 NUMBER OF     6 SHARED VOTING POWER
   SHARES
BENEFICIALLY     7,223,760
  OWNED BY   -------------------------------------------------------------------
    EACH       7 SOLE DISPOSITIVE POWER
 REPORTING
   PERSON        0
    WITH     -------------------------------------------------------------------
               8 SHARED DISPOSITIVE POWER

                 7,223,760
--------------------------------------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,223,760
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      [ ]

--------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      15.8%
--------------------------------------------------------------------------------
   12 TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

                               Page 3 of 10 pages

---------------------------                          ---------------------------
CUSIP No. 98985T 10 9                13G             Page  4  of  10  Pages
          -----------                                     ---     ---
---------------------------                          ---------------------------
--------------------------------------------------------------------------------
    1 NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warburg Pincus LLC- (IRS Identification No. 13-4069737)
--------------------------------------------------------------------------------
    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]

                                                               (b) [X]
--------------------------------------------------------------------------------
    3 SEC USE ONLY

--------------------------------------------------------------------------------
    4 CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5 SOLE VOTING POWER

                 0
             -------------------------------------------------------------------
 NUMBER OF     6 SHARED VOTING POWER
   SHARES
BENEFICIALLY     7,223,760
  OWNED BY   -------------------------------------------------------------------
    EACH       7 SOLE DISPOSITIVE POWER
 REPORTING
   PERSON        0
    WITH     -------------------------------------------------------------------
               8 SHARED DISPOSITIVE POWER

                 7,223,760
--------------------------------------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,223,760
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      [ ]

--------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      15.8%
--------------------------------------------------------------------------------
   12 TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

                               Page 4 of 10 pages

Item 1(a)           Name of Issuer:
                    ---------------

                    ZymoGenetics, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    ------------------------------------------------

                     1201 Eastlake Avenue East
                     Seattle, WA 98102

Items 2(a)
and 2(b)            Name of Person Filing; Address of Principal Business Office:
                    ------------------------------------------------------------

The statement is filed by and on behalf of (a) Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership ("WPEP"); (b) Warburg Pincus & Co., a New York general partnership ("WP"); and (c) Warburg Pincus LLC, a New York limited liability company ("WP LLC"), which manages WPEP. WPEP has three affiliated partnerships: Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership, Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership and Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

WPEP, WP and WP LLC have shared dispositive and voting power with respect to 7,223,760 shares of Common Stock (as defined below).

Item 2(c)           Citizenship:
                    ------------

                    WPEP is a Delaware limited partnership, WP is a New York general partnership and WP LLC is a New York limited liability company.

Item 2(d)           Title of Class of Securities:
                    -----------------------------

                    Common Stock, no par value per share ("Common Stock")

Item 2(e)           CUSIP Number:
                    -------------

                    98985T 10 9

Item 3              If this statement is filed pursuant to ss.ss. 240.13d-1(b)
                    ----------------------------------------------------------
                    or 240.13d-2(b) or (c), check whether the person is
                    ---------------------------------------------------
                    filing as a:
                    ------------

                    Not Applicable

                               Page 5 of 10 pages

Item 4.             Ownership:
                    ----------

                    Warburg, Pincus Equity Partners, L.P.
                    -------------------------------------

                    (a) Amount beneficially owned: 7,223,760 shares of Common Stock, as of December 31, 2002.

                    (b)  Percent of Class: 15.8%

                    (c)  (i)   Sole power to vote or direct the vote: -0-

                         (ii)  Shared power to vote or direct the
                               vote: 7,223,760

                         (iii) Sole power to dispose of or direct the
                               disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 7,223,760

                    Warburg Pincus & Co.
                    --------------------

                    (a) Amount beneficially owned: 7,223,760 shares of Common Stock, as of December 31, 2002.

                    (b)  Percent of Class: 15.8%

                    (c)  (i)   Sole power to vote or direct the vote: -0-

                         (ii)  Shared power to vote or direct the
                               vote: 7,223,760

                         (iii) Sole power to dispose of or direct the
                               disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 7,223,760

                    Warburg Pincus LLC
                    ------------------

                    (a) Amount beneficially owned: 7,223,760 shares of Common Stock, as of December 31, 2002.

                    (b)  Percent of Class: 15.8%

                               Page 6 of 10 pages

                    (c)  (i)   Sole power to vote or direct the vote: -0-

                         (ii)  Shared power to vote or direct the
                               vote: 7,223,760

                         (iii) Sole power to dispose of or direct the
                               disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 7,223,760

Item 5              Ownership of Five Percent or Less of a Class:
                    ---------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6              Ownership of More than Five Percent on Behalf of
                    ------------------------------------------------
                    Another Person:
                    ---------------

                    Not Applicable

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ----------------

                    Not Applicable

Item 8              Identification and Classification of Members of the Group:
                    ----------------------------------------------------------

WPEP, WP and WP LLC are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The agreement among WPEP, WP and WP LLC to file jointly is attached hereto as Exhibit A. Each of WPEP, WP and WP LLC disclaims beneficial ownership of all of the Common Shares, other than those reported herein as being owned by it.

Item 9              Notice of Dissolution of Group:
                    -------------------------------

                    Not Applicable

                               Page 7 of 10 pages

Item 10             Certification:
                    --------------

                    Not Applicable









                               Page 8 of 10 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2003

WARBURG, PINCUS EQUITY PARTNERS, L.P.

By:   Warburg Pincus & Co., General Partner


By:   /s/ Scott A. Arenare
      -------------------------------------
Name:   Scott A. Arenare
Title:  Partner


WARBURG PINCUS & CO.


By:   /s/ Scott A. Arenare
      -------------------------------------
Name:   Scott A. Arenare
Title:  Partner


WARBURG PINCUS LLC


By:   /s/ Scott A. Arenare
      -------------------------------------
Name:   Scott A. Arenare
Title:  Member

                               Page 9 of 10 pages

                                                                       Exhibit A

                       AGREEMENT OF FILING OF SCHEDULE 13G

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall constitute one and the same instrument.

Dated:  February 12, 2003


                         WARBURG, PINCUS EQUITY PARTNERS, L.P.

                         By:  Warburg Pincus & Co., General
                              Partner

                         By:       /s/ Scott A. Arenare
                              --------------------------------
                              Scott A. Arenare, Partner



                         WARBURG PINCUS & CO.


                         By:       /s/ Scott A. Arenare
                              --------------------------------
                              Scott A. Arenare, Partner


                         WARBURG PINCUS LLC


                         By:       /s/ Scott A. Arenare
                              --------------------------------
                              Scott A. Arenare, Member





                              Page 10 of 10 pages